EX‑35.16

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 55 0 South Tryon Street Charlotte, NC 28202 1-800-326-1334

 ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of December 6, 2013, by and among RBS Commercial Funding Inc. as Depositor, Wells Fargo Bank, National Association, as Servicer, Special Servicer and Certificate Administrator and Deutsche Bank Trust Company Americas, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2013-GSP (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 12.7 of this Agreement, I, Lea Land, Director of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Special Servicer during the period from January 1, 2014 through December 31, 2014, and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Special Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2014 through December 31, 2014.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.

/s/  Lea Land

Lea Land, Director

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far